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                                                                     EXHIBIT 5.1

                            CRAVATH, SWAINE & MOORE

                                  [Letterhead]

                                                                October 25, 1996

                              Ultramar Corporation
                  Up to 34,341,006 Shares of Common Stock and
                   1,725,000 Shares of Preferred Stock to be
                    Issued in Connection with the Merger of
                Ultramar Corporation and Diamond Shamrock, Inc.

Dear Sirs:

    We have acted as counsel to Ultramar Corporation, a Delaware corporation ("Ultramar"), in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 22, 1996, between Ultramar and Diamond Shamrock, Inc., a Delaware corporation ("DSI"), pursuant to which DSI will be merged (the "Merger") with and into Ultramar. In connection with the Merger Agreement, Ultramar has filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 (the "Securities Act"), a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) up to 34,341,006 shares of Common Stock, par value $.01 per share, of Ultramar (the "Common Stock") and (ii) up to 1,725,000 shares of 5% Cumulative Convertible Preferred Stock of Ultramar (the "Preferred Stock", and, together with the Common Stock, the "Securities"), in each case to be issued in connection with the Merger.

    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation and By-laws of Ultramar; (b) the Registration Statement; (c) the Merger Agreement and (d) the form of Certificate of Designations for the Preferred Stock.

    Based on the foregoing, we are of opinion that the Securities to be issued in connection with the Merger have been duly authorized and, when the Securities are issued in accordance with the Merger Agreement, the Securities will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section entitled "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore

Ultramar Corporation
Two Pickwick Plaza, Suite 300
Greenwich, CT 06830